UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2021

Home BancShares, Inc.

(Exact name of Registrant as Specified in Its Charter)

Arkansas	000-51904	71-0682831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100 Conway, Arkansas 72032
(Address of Principal Executive Offices) (Zip Code)

(501) 339-2929
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HOMB	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Chairman Agreement

On March 1, 2021, Home BancShares, Inc. (“we” or the “Company”) entered into an Executive Chairman Agreement (the “Agreement”) with our Chairman and CEO, John W. Allison, in connection with his service as the Company’s executive Chairman. Under the terms of the Agreement, Mr. Allison will continue to serve as “Executive Chairman” of the Company until such time as either he or the Board determines that the he shall no longer serve as Executive Chairman, at which time he will be appointed Chairman Emeritus. The Agreement terminates on December 31, 2030, unless earlier terminated under the terms of the agreement.

Executive Chairman. In connection with Mr. Allison’s service as our Executive Chairman, Mr. Allison will receive an annual base salary of $500,000, or such increased amount as may be determined by the Compensation Committee of our Board of Directors (the “Compensation Committee”), and will be eligible to receive an annual cash incentive bonus in an amount up to 100% of his base salary, subject to the terms of the Company’s 2021 Executive Incentive Plan or any similar annual cash incentive program as may be adopted by the Company from time to time.

Mr. Allison is also eligible to receive equity incentive plan awards on an annual basis representing up to an aggregate of 150,000 shares of restricted stock beginning in 2021. Two-thirds of Mr. Allison’s eligible annual restricted stock award, or up to 100,000 shares, are subject to the satisfaction of performance conditions over a three-year performance period with vesting to occur at the end of the performance period. The remaining one-third of the eligible award, or up to 50,000 shares, is time-based with vesting to occur on the third anniversary of the grant date. The performance measures and goals for Mr. Allison’s 2021 equity incentive award are set forth in the Agreement and are similar to the peer comparison performance measures included in the 2021 Executive Incentive Plan. The Agreement gives the Compensation Committee discretion to designate different or additional performance conditions for future annual performance-based restricted stock awards granted to Mr. Allison after 2021.

As Executive Chairman, Mr. Allison is also entitled to four weeks of paid vacation and has the right to participate in the Company’s medical and life insurance programs and other customary employee benefit plans.

The compensation and benefits to which Mr. Allison is entitled as Executive Chairman under the Agreement are based solely on his service in such capacity. Mr. Allison’s service as the Company’s CEO or in any other capacity will not entitle him to any additional compensation or benefits, nor will termination of his service in such additional capacity or capacities result in any decrease of his compensation and benefits as Executive Chairman.

Chairman Emeritus. Upon becoming Chairman Emeritus, Mr. Allison will continue to consult with and advise the Board and perform such other tasks and duties as requested by the Board and will be expected, to the extent reasonably practicable, to attend and participate in an advisory capacity in all Board meetings and those committee meetings for which his attendance is requested by the Board. As Chairman Emeritus, he will receive an annual base salary of $400,000 but will no longer be eligible to participate in any annual cash incentive bonus program or receive any new equity incentive awards. Any previously-issued equity incentive awards will continue to vest under the original terms of the awards. As Chairman Emeritus, Mr. Allison will continue to be employed by the Company and participate in the Company’s employee benefit plans and will continue to receive certain perquisites and benefits he received as Executive Chairman, including reimbursement of club dues. He will also continue to have access to his office and an administrative assistant at no cost and have access to the pilots retained by Company at his cost for any personal travel.

Death or Disability. In the event Mr. Allison’s employment is terminated due to his death or disability, Mr. Allison or his estate will be entitled to receive a lump sum payment in an amount equal to two times the Chairman Emeritus annual salary within 90 days after his death or disability. He or his estate will also be entitled to receive any annual cash bonus awards earned but not yet paid, any vested equity incentive awards granted pursuant to the Agreement, and continued group insurance coverage for Mr. Allison’s spouse until she reaches the age of 65. In addition, all unvested shares of restricted stock not subject to performance conditions will automatically vest upon Mr. Allison’s termination due to death or disability unless otherwise determined by the Compensation Committee.

For Mr. Allison’s outstanding performance-based equity incentive awards, a portion of such unvested shares will vest upon his death or disability based on and subject to satisfaction of the applicable performance measures for the completed years in the performance period prior to Mr. Allison’s death or disability as follows, unless otherwise determined by the Compensation Committee. If Mr. Allison’s death or disability occurs after the end of the second year of the performance period but before the end of the third year of the performance period for such award, two-thirds of any unvested shares under such award will automatically vest to the extent that the shares would have vested based on satisfaction of the applicable performance measures for the completed two-year period. If Mr. Allison’s death or disability occurs after the end of the first year of the performance period but before the end of the second year of the performance period for such award, one-third of any unvested shares under such award will automatically vest to the extent that the shares would have vested based on satisfaction of the applicable performance measures for the completed one-year period. If Mr. Allison’s death or disability occurs during the first year of the performance period, all shares under such award will be forfeited in their entirety.

Voluntary Resignation or Termination for Cause. Mr. Allison may voluntarily terminate his employment upon 30 days’ notice to the Board, provided that his resignation as Executive Chairman to become Chairman Emeritus will not be deemed a termination of employment under the Agreement. The Company may also terminate Mr. Allison’s employment at any time for “cause,” as defined in the agreement, by written notice of termination to Mr. Allison. In the event of a termination of Mr. Allison’s employment due to his voluntary resignation or the Company’s termination of his employment for cause, the Agreement will terminate, all unvested equity incentive awards granted under the agreement and unpaid annual cash bonus amounts will be forfeited, and the Company will have no obligation to pay any continued salary (after death or otherwise) or provide continued group insurance for Mr. Allison’s spouse. The agreement includes customary mutual non-disparagement provisions.

Clawback. The Agreement contains a clawback provision under which all performance-based cash bonuses and equity incentive awards issued under the Agreement will be subject to clawback (i) in the event the Company restates its financial statements and the Compensation Committee determines that the award paid or issued to Mr. Allison would not have been paid or vested had actual performance been based on the restated results; (ii) if the Committee determines that a performance measure was satisfied based on peer comparison data that does not include fourth quarter data and ultimately it is determined that the such measure was not satisfied once fourth quarter data is received; (iii) if the Committee determines in its reasonable discretion that an award would not have been made or vested had the Committee known of an action or omission of Mr. Allison; and (iv) under any Company clawback policy as may be in effect from time to time which may require the awards to be repaid or forfeited to the Company after they have been paid or issued.

Executive Incentive Plan

On March 1, 2021, the Company adopted the Home BancShares, Inc. 2021 Performance-Based Executive Incentive Plan (the “Plan”), which establishes an annual cash bonus plan for the 2021 performance year for the Company’s Chairman and CEO and certain other executive officers designated by the Compensation Committee, with bonus awards being based on and subject to the attainment of certain pre-determined annual performance goals. The Plan is effective as of January 1, 2021.

The Plan establishes the applicable performance measures, weighting of each performance measure, and payout formulas and structure for the 2021 annual cash bonus awards for our Chairman and CEO and other eligible executives. For purposes of determining the 2021 annual cash bonus awards, the Plan sets forth a combination of absolute and relative performance targets focused on certain Company financial metrics as well as an individual performance component. The financial measures consist of return on average assets (“ROA”), return on tangible common equity (”ROTCE”), efficiency ratio, net charge-off ratio and net interest margin. Relative performance criteria will be measured against a peer group consisting of 65 banking organizations comprising all U.S. banks and bank holding companies with $10 billion to $50 billion in total assets, excluding banks and bank holding companies in Puerto Rico as well as companies and institutions that are not traditional banks primarily offering both depository and lending services. The performance measures may be adjusted to exclude unusual or infrequently occurring items and the effects of changes in applicable laws or accounting principles as the Committee deems appropriate.

The Plan provides for potential incentive cash bonuses of up to 100% of 2021 annual base salary for the Chairman and CEO and up to 50% of 2021 annual base salary for each other eligible executive officer, plus an additional cash bonus amount equal to 10% of base salary for executive officers other than the Chairman and CEO if all performance criteria are met, which is payable three years from the beginning of the performance period. The additional bonus is designed to serve as an additional long-term incentive for each executive’s continued service with the Company.

Under the terms of the Plan, the potential bonus for our Chairman and CEO will be based solely on absolute performance measures based on the Company’s 2021 results for ROA, ROTCE, efficiency ratio and net charge-off ratio as well as an individual performance component, with each component weighted at 20% of the total potential bonus amount. For other eligible executives, these absolute Company performance measures and the individual performance component comprise 50% of the executive’s total potential bonus amount (10% for each component), with the remaining 50% of the executive’s total potential bonus amount being subject to relative Company performance goals compared to the peer group with respect to 2021 results for ROA, ROTCE, efficiency ratio and net interest margin (12.5% for each relative component).

The Plan provides that, if the Compensation Committee has received the 2021 year-end financial results for the Company but year-end financial results for the peer group are not yet available, the Compensation Committee may apply the peer comparison performance measures based on the Company’s and the peer group’s performance as of and for the nine-month period ended September 30, 2021 to determine whether each applicable performance target was met. If any bonus amounts are awarded based on September 30th peer performance comparisons, any such bonus amounts will be subject to clawback if the Compensation Committee determines that the performance measure was not satisfied once the peer companies’ fourth quarter financial results are received.

Unless otherwise determined by the Compensation Committee, a Plan participant is not entitled to an award if their employment does not continue through the applicable fiscal year to which the award relates. For any executive who earns an additional cash bonus award payable in January 2024, the executive’s employment must continue through the vesting date of such award, except as provided by the Plan in the event of the executive’s death or disability.

Under the clawback provision of the Plan, all bonus amounts paid will also be subject to clawback in the event the Company restates its financial statements and the Committee determines that the cash bonus paid to the executive officer would not have been paid had it been based on the restated results, in the Committee’s discretion if the cash bonus award would not have been made had the Committee known of an action or omission by the executive, or otherwise if required under any Company clawback policy in effect from time to time.

The foregoing descriptions of the Agreement and the Plan do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement and the Plan, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

10.1	Executive Chairman Agreement by and between John W. Allison and Home BancShares, Inc., dated March 1, 2021

10.2	Home BancShares, Inc. 2021 Performance-Based Executive Incentive Plan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc.

Date:	March 5, 2021	By:	/s/ Jennifer C. Floyd
Jennifer C. Floyd
Chief Accounting Officer